October 9, 2015
John Garrison
1917 Westover Square
Fort Worth, Texas 76107

We are pleased to confirm our offer to you for the position of Chief Executive Officer of Terex Corporation based in Westport, CT. The CEO is a very visible position in our Company with duties customarily associated with that position and such other duties consistent therewith as may be determined by the Board, including overall responsibility for the Company's corporate policy making, organization and operation, and accomplishment of its plans and objectives. The CEO position is the senior-most executive position at our Company, reporting directly to the Board of Directors. In addition, consistent with applicable law, fiduciary duties and its obligations to stockholders, it is intended that you will become a member of Terex Corporation Board of Directors.
The following represents the additional terms of our offer of employment to you:

1.
Your employment with Terex Corporation will start on a date to be arranged but it is expected to start on or before November 2, 2015. During the term of your employment, you may engage in outside activities provided (i) those activities do not conflict with his duties and responsibilities hereunder, (ii) that you give written notice to the Board of Directors of any significant outside business activity in which you plan to become involved, whether or not such activity is pursued for profit, and (iii) you receive the prior consent of the Board prior to joining the board of another for profit entity.

2.
You will be compensated at the rate of $900,000 per annum payable bi-weekly (“Base Salary”). Your Base Salary will be reviewed annually and adjusted as determined by the Board; provided, however, that your Base Salary will not decreased during the term of your employment except to the extent that the base salary of other senior executives are decreased as well.

3.
You will be eligible to participate in the Terex Management Incentive Bonus Plan effective January 1, 2016, with a target set at 120% of your base salary (the “2016 Bonus”). The eligibility for and elements of the Plan are adjusted each year by the Company and typically include formulas based on both Terex financial performance as well as individual performance. You can earn more or less than your target amount based on Terex’s financial performance and your individual performance and achievements of goals. Each year, you will be issued a copy of the Plan for that year setting forth the details, including conditions for payout, for that year. The details will be presented to you shortly after you begin employment.

4.	In consideration of the 2015 bonus that you will likely forfeit, you will receive a sign-on cash bonus of $ 500,000, less applicable taxes, payable after sixty (60) days of employment.

5.
Subject to compliance with all applicable laws, and conditioned on the formal ratification by the Compensation Committee of the Board of Directors, you will be a participant in the Terex Corporation 2009 Omnibus Incentive Plan, or any successor plan. Under this Plan, you will receive an initial grant of shares of Restricted Stock. In determining the number of shares the company will use a one-time valuation number of $2,500,000 whereby $2,500,000 will be

Terex Corporation 200 Nyala Farm Road Westport, CT 06880 USA TEL +1 203 222 7170 FAX +1 203 222 7976 www.terex.com

John Garrison
October 9, 2015

divided by the closing price of Terex stock on the last business day of the month in which your employment begins to determine the appropriate number of shares. The Restricted Stock provided for you in this letter will then be issued to you on the last business day of the month during which your employment begins with the Company (the “Grant Date”). All shares vest ratably annually over a three (3) year period based on the Grant Date. Additional details will be presented to you shortly after you begin employment. Future eligibility, frequency, type, or amount of awards will be linked to company financial performance and individual performance and vary over time.

6.
In addition, subject to compliance of all applicable laws, and conditioned on the formal ratification of the Compensation Committee of the Board of Directors, you will be eligible for a 2016 long term incentive award in the amount of $5,000,000, 65% which will be performance-based and 35% which will be time-based. The timing of this award will be consistent with the timing of similar 2016 long term incentive awards granted to other Terex executives.

7.
Notwithstanding the foregoing two Sections, the merger of Terex with Konecranes Plc (or any affiliate) will not be considered a Change-in-Control for any vesting purposes in the Terex long term incentive program.

8.
You will be eligible to participate in either the Terex Deferred Compensation Plan (“DCP”) or the ERISA Excess Plan (“EEP”) offered to senior level executives. Both the DCP and EEP Plan provide alternatives for use in deferring income taxes. You can defer up to 20% of your salary as well as 100% of your bonus to the DCP. We currently have two investment options - Terex stock (with a 25% company match) or a Moody’s Bond Index Fund. You can also defer Restricted Stock into the DCP as the shares vest (without a company match). There is also a matching contribution of up to 5% for eligible deferrals to the EEP. Additional details of these plans will be provided to you separately.

9.
You will be eligible to participate in the Terex Corporation Defined Contribution Supplemental Executive Retirement Plan which provides for an annual contribution of 10% of your annual salary and bonus earned to be deposited to the Moody’s Bond Index Fund of the DCP. Additional details of this plan will be provided to you separately.

10.
You will receive relocation reimbursement as outlined on the attachment “Relocation Expense Reimbursement for Executives.” Should you resign or be released for cause, as determined by the Company in its sole discretion, within one (1) year of relocation, you would be required to repay the Company a prorated amount of the relocation expenses based on the number of full months of employment.

11.	You will be eligible for 20 working days of paid vacation annually, exclusive of Company holidays. This will be pro-rated for your first year, based on your date of hire.

12.
Terex Corporation currently offers a comprehensive benefits program including medical, dental, vision, life insurance, and disability benefits, a 401 (k) plan with a Company match, and an employee stock purchase plan with a Company match. Benefits for eligible team members become effective 1st of the month coinciding with or following 30 days of employment unless otherwise noted. Additional details will be mailed to you under separate cover. During the term of your employment, you will be indemnified to the extent provided for in the Terex Corporation

Terex Corporation 200 Nyala Farm Road Westport, CT 06880 USA TEL +1 203 222 7170 FAX +1 203 222 7976 www.terex.com

John Garrison
October 9, 2015

Articles of Incorporation and By-laws, as in effect from time to time. You will also be covered by directors and officers liability insurance during the term of your employment, with appropriate tail coverage thereafter consistent with that provided to any other director or officer of the Company.

13.
The Company will provide change in control and severance protection upon commencement of your employment, which will be for twenty-four (24) months of salary, bonus and benefits, in accordance with the provisions of the Change in Control and Severance Agreement provided to you simultaneously herewith (the “Severance Agreement” and such severance as defined therein, “Severance”). The completion of the recently announced merger with Konecranes Plc will not be considered a change in control for the purposes of your Severance Agreement.

In addition, in the event that your employment is terminated for any reason other than for Cause (as defined in your Severance Agreement) or you terminate your employment with the Company for Good Reason (as defined in your Severance Agreement), the Company will pay you Severance in accordance with the provisions of the Severance Agreement.
If you accept this job offer, you will be required to successfully complete a background check and a drug test. Please contact Kevin Barr at 203-222-5905 regarding the procedure, location, and information required.
Confidentiality

(a)
You agree that you will not at any time, either during your employment with Terex or thereafter, divulge to any person, firm or corporation outside of Terex Corporation, any confidential or privileged information or trade secrets received by you during the course of your employment, with regard to the financial, business operations, manufacturing methods, processes, know-how, or procedures of Terex Corporation, or any of its affiliated companies, parent or subsidiaries, all as provided in the Severance Agreement. All such information shall be kept confidential and shall not, in any manner, be revealed to anyone, provided, however, that the foregoing provision shall not apply to any information which is or generally becomes available to the public through no breach by yourself of this paragraph, as provided in the Severance Agreement.

(b)
You agree that you will not at any time during the period of your employment hereunder engage in any business or own or control any interest in, or act as a director, officer, team member, agent or consultant of, any firm, corporation, partnership or other entity, directly or indirectly engaged in the business being conducted by Terex Corporation, or its affiliated companies, parent or subsidiaries, or which manufactures or sells products which are in direct competition with the products sold by Terex Corporation, or its affiliated companies, parent or subsidiaries, as provided in the Severance Agreement.

(c)
You agree that you have not disclosed any trade secrets or confidential information of your prior employer(s) to the Company during the course of these negotiations and that you have not been asked to do so by the Company. You further agree that you will not disclose any trade secrets or confidential information of your prior employer(s) to the Company at any time during your employment with the Company. By way of illustration but not limitation, “confidential information” means non-public proprietary company information including: information and materials related to proprietary products, services, experimental work, research, pricing

Terex Corporation 200 Nyala Farm Road Westport, CT 06880 USA TEL +1 203 222 7170 FAX +1 203 222 7976 www.terex.com

John Garrison
October 9, 2015

information, business procedures, strategies, and methodologies, customer lists and business histories, analyses of customer information, and technical data and/or specifications related to your prior employer’s(s’) products , as provided in the Severance Agreement.

(d)	You agree that you will comply with the non-competition and related covenants contained in your Severance Agreement.
Terex Code of Ethics and Conduct
We have enclosed for your review the Terex Code of Ethics and Conduct (the “Code”). Terex is committed to an ethical business culture based on our Terex Way values, as described in the Code. You agree that you will comply with all aspects of the Code during your employment with the Company.
Employment at Will
Nothing in this offer of employment should be construed, understood, or interpreted to mean, promise, guarantee, contract, or imply employment by Terex Corporation for any definite or specific length of time. Employment is strictly at will and you or the Company can end your employment at any time, for any reason not prohibited by law.
I want to thank you again, for your interest in Terex Corporation. We believe Terex has a very bright future and feel that it can provide you with challenging and rewarding experiences.
Please indicate your acceptance of this offer by signing the enclosed copy and returning it to Kevin Barr at your earliest convenience.
Sincerely,
/s/ David A. Sachs

David A. Sachs, Lead Director

Accepted:    /s/ John Garrison
John Garrison

Date Signed:    October 15, 2015

Terex Corporation 200 Nyala Farm Road Westport, CT 06880 USA TEL +1 203 222 7170 FAX +1 203 222 7976 www.terex.com

John Garrison
October 9, 2015

Relocation Expense Reimbursements for Executives
Team Member/Candidate: John Garrison
Date: October 9, 2015
Relocation From/To: Texas/Connecticut Area

Relocation Allowance	Lump sum payment of one month salary to be paid within 30 days of employment.
Closing Costs – Sale of Primary Residence
Normal and customary closing costs, including licensed broker’s sale commission up to a maximum of 6% of the contract sale price. In addition, Terex will reimburse the sale commission up to a maximum of 6% for the sale of a second residence, subject to a total combined primary and secondary residence maximum of $2 million in contract value.

House Hunting Trips	Two trips, not to exceed ten days total.
Closing Costs – Purchase of Primary Residence	Normal and customary closing costs.
Temporary Living Expense	Up to 90 days
Movement of Household Goods	Full service includes packing and partial unpacking, to be arranged by Terex. Some limitations apply.
Storage	Up to 30 days.
Family Travel to new Location	Reimbursement for reasonable travel expenses, including meals and lodging, for the employee and immediate family while en route to the new location.
Tax Gross-up of Applicable Items	Relocation expenses will be grossed-up at the employee’s tax rate. Gross-up is not applicable to relocation allowance, if applicable.

This relocation package is offered for a time period up to twelve (12) months after the hire/transfer date.
Should I resign or be released for cause, as determined by the Company in its sole discretion, within one (1) year of relocation, I will repay the Company a prorated amount of the relocation expenses based on the number of full months of my employment. I agree that repayment is due immediately upon my termination of employment and I further agree that any portion or amount of the repayment can be offset from monies owed to me at the time of termination.
Accepted:    /s/ John Garrison
John Garrison

Date Signed:    October 15, 2015

Terex Corporation 200 Nyala Farm Road Westport, CT 06880 USA TEL +1 203 222 7170 FAX +1 203 222 7976 www.terex.com